As filed with the Securities and Exchange Commission on March 6, 2019

Registration No. 333-212995

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT No. 333-212995

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Towerstream Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-8259086
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

76 Hammarlund Way – Tech 3

Middletown, RI 02842

(401) 848-5848

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest Ortega

Chief Executive Officer

 Towerstream Corporation

76 Hammarlund Way – Tech 3

Middletown, Rhode Island 02842

(401) 848-5848

Copies to:

Adam Wheeler, Esq.

Womble Bond Dickinson LLP

1200 Nineteenth Street NW

Suite 500

Washington, D.C. 20036

(202) 467-6900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Not applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SHARES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Towerstream Corporation (the “Company”) removes from registration any and all securities of the Company that remain unsold under the following registration statement (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-1 (Registration No. 333-212995), filed with the SEC on August 8, 2016 and subsequently amended on August 23, 2016 and September 15, 2016 pertaining to (i) the registration of $5,000,000 of shares of common stock (and an additional 15% of shares of common stock which may be sold upon exercise of an over-allotment option); and (ii) resale by certain selling stockholders of up to an aggregate of 805,000 shares of common stock, of which 680,000 are issuable upon conversion of the Company’s Series C Convertible Preferred Stock.

The Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. The Company is filing this Post-Effective Amendment to the Registration Statement to deregister any and all securities of the Company registered for sale pursuant to the Registration Statement that remain unsold as of the date of this Post-Effective Amendment. The Company hereby terminates the effectiveness of the Registration Statement and deregisters any and all securities of the Company registered for sale under the Registration Statement. Share numbers above are not adjusted to reflect any stock splits or reverse stock splits that occurred after filing of the Registration Statement referenced above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Middletown, Rhode Island, on March 6, 2019.

TOWERSTREAM CORPORATION

By:	/s/ Ernest Ortega
Ernest Ortega
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ John Macdonald
John Macdonald
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Ernest Ortega
Ernest Ortega	Chief Executive Officer and Director	March 6, 2019
(Principal Executive Officer)
/s/ John Macdonald
John Macdonald	Chief Financial Officer	March 6, 2019
(Principal Financial Officer and Principal Accounting Officer)

/s/ Philip Urso
Philip Urso	Chairman of the Board of Directors	March 6, 2019

/s/ Howard L. Haronian
Howard L. Haronian, M.D.	Director	March 6, 2019

/s/ William J. Bush
William J. Bush	Director	March 6, 2019